Exhibit 99.1
For Immediate Release
Novelis Reports Results for Third Quarter of Fiscal Year 2008
Company Continues to Show Operational Improvements
ATLANTA, Feb. 8, 2007 — Novelis Inc., a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), today reported a net loss of $49 million for the third quarter of fiscal year 2008, which ended on December 31, 2007. This compares with a net loss of $105 million for the corresponding period of 2006. (Novelis changed its fiscal year-end from December 31 to March 31 following its acquisition by Hindalco on May 15, 2007.)
Challenging market conditions in North America and a slow end to 2007 in Europe were offset by record volumes in both Asia and South America. Total rolled products shipments in the quarter increased slightly to 730 kilotonnes (kt) from 729 kt in the corresponding period of 2006.
Novelis incurred a pre-tax loss of US$45 million on sales of $2,735 million, compared with the prior-year period when it incurred a pre-tax loss of $140 million on sales of $2,472 million. The $95 million increase in pre-tax earnings reflects significant underlying operational improvement. This increase is due to a number of positive business factors, including the following:
•	Product mix improvements and price increases added approximately $45 million of pre-tax earnings compared with the prior-year period.

•	The company’s exposure to customer contracts with metal price ceilings was reduced by $42 million, net of hedges, compared with the prior-year period.

•	Corporate selling, general and administrative (SG&A) expenses were reduced by $22 million driven by streamlining of corporate staff and costs related to financial reporting requirements in the prior year.

•	Interest expense was $10 million lower primarily due to penalty interest and the write-off of backstop commitment fees incurred during the prior year as a result of our delayed filings and lower interest rates in the current year.
The prior year’s quarter included the benefit of a $26 million gain from the sale of an equity interest in a non-consolidated affiliate and certain rights to develop hydroelectric power plants in South America.
In addition to these items, pre-tax earnings during the quarter ended December 31, 2007, were impacted by certain income and expense items associated with fair value adjustments recorded at the date of acquisition. The net pre-tax impact of these items was a benefit of $8 million primarily driven by the amortization of accruals related to unfavorable contracts (recorded at fair value at the date of acquisition) partially offset by higher depreciation and amortization.

“While the bottom line is still not satisfactory, these results reflect continued progress towards improving our performance in an environment of high energy costs and volatile metal price and currencies,” said Martha Brooks, President and Chief Operating Officer. “Product mix improvements, price increases and reduced exposure to contracts with metal price ceilings are examples of the steps we have taken to improve our business fundamentals.”
Included in the net loss of $49 million for the third quarter of fiscal year 2008 is $4 million of income tax expense. Significant tax items in the quarter included:
•	$32 million of tax expense related to exchange translation and re-measurement items;

•	$14 million of tax expense on valuation allowance increases primarily related to tax losses in certain jurisdictions where the company believes, based on current facts and circumstances, it will not be able to utilize those losses; and

•	$32 million of tax benefit associated with enacted tax rate changes.
Cash taxes paid during the third quarter of fiscal year 2008 were $19 million.
Nine Month Results (see Note below regarding combined results of operations)
For the nine months ended December 31, 2007, (“year-to-date” or “current year”), Novelis reported a combined net loss of $187 million. This compares with a net loss of $201 million for the corresponding period of 2006.
Year-to-date rolled products shipments increased to 2,234 kt from 2,219 kt in the prior year. The company incurred a combined pre-tax loss of $182 million on combined net sales of $8,384 million in the current year, which represents an improvement of $124 million over the prior year when Novelis reported a pre-tax loss of $306 million on net sales of $7,530 million.
The combined pre-tax loss for the first nine months of fiscal year 2008 includes a number of non-recurring expenses related to the acquisition by Hindalco. These include $45 million of stock compensation expense triggered by the sale of Novelis and $32 million for sale transaction costs, among other items, as the company previously disclosed in its financial results for the first quarter of fiscal year 2008. Excluding the transaction expenses, pre-tax improvement was $201 million compared with the corresponding period of 2006. This was primarily driven by improvements in prices, product mix and volumes, reduced corporate costs and reduced exposure to contracts with metal price ceilings. In addition, the combined pre-tax loss for the nine months ended December 31, 2007, was impacted by certain income and expense items associated with fair value adjustments recorded at the date of acquisition. The net pre-tax impact of these items was a benefit of $18 million primarily driven by the amortization of accruals related to unfavorable contracts (recorded at fair value at the date of acquisition) partially offset by higher depreciation and amortization.
Included in the net loss of $187 million is $8 million of income tax expense. This compares with the corresponding period of 2006 when the net loss of $201 million included an income tax benefit of $106 million. Significant tax items in the first nine months of fiscal year 2008 included:
•	$112 million of exchange translation and re-measurement expense;

•	$67 million of valuation allowance increases primarily related to tax losses in certain jurisdictions where the company believes, based on current facts and circumstances, it will not be able to utilize those losses; and

•	$101 million of tax benefit associated with enacted tax rate changes.

Cash taxes paid during the first nine months of fiscal year 2008 were $59 million.
For further information regarding Novelis’ third quarter and year-to-date results, please review the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 8, 2008.
NOTE REGARDING COMBINED RESULTS OF OPERATIONS AND SELECTED FINANCIAL AND OPERATING INFORMATION DUE TO THE ACQUISITION
Under generally accepted accounting principles in the United States of America (GAAP), the condensed consolidated financial statements for the nine months ended December 31, 2007, are presented in two distinct periods, as Predecessor and Successor entities are not comparable in all material respects. However, in order to facilitate an understanding of our results of operations for the nine months ended December 31, 2007, in comparison with the nine months ended December 31, 2006, our Predecessor results and our Successor results are presented and discussed on a combined basis. The combined results of operations are non-GAAP financial measures, do not include any pro-forma assumptions or adjustments and should not be used in isolation or substitution of the Predecessor and Successor results.
Shown below are combining schedules of (1) shipments and (2) our results of operations for periods allocable to the Successor, Predecessor and the combined presentation for the nine months ended December 31, 2007:

	May 16, 2007	April 1, 2007
	Through	Through	Nine Months Ended
	December 31,	May 15,	December 31,
	2007	2007	2007

Combined Shipments (kt)(A)	Successor	Predecessor	Combined
Rolled products(B)	1,886	348	2,234
Ingot products(C)	108	15	123

Total shipments	1,994	363	2,357

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

(B)	Rolled products include tolling (the conversion of customer-owned metal).

(C)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.

		April 1, 2007
	May 16, 2007	Through
	Through	May 15,	Nine Months Ended
	December 31, 2007	2007	December 31, 2007

Combined Results of Operations ($ in millions)	Successor	Predecessor	Combined
Net sales	$7,103	$1,281	$8,384

Cost of goods sold (exclusive of depreciation and amortization shown below)	6,466	1,205	7,671
Selling, general and administrative expenses	229	95	324
Depreciation and amortization	260	28	288
Research and development expenses	34	6	40
Interest expense and amortization of debt issuance costs — net	128	26	154
(Gain) loss on change in fair value of derivative instruments — net	72	(20)	52
Equity in net (income) loss of non-consolidated affiliates	9	(1)	8
Sale transaction fees	—	32	32
Other (income) expenses — net	(7)	4	(3)

	7,191	1,375	8,566

Loss before provision for taxes and minority interests’ share	(88)	(94)	(182)
Provision for taxes	4	4	8

Loss before minority interests’ share	(92)	(98)	(190)
Minority interests’ share	2	1	3

Net loss	$(90)	$(97)	$(187)

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,900 employees and reported revenue of $9.8 billion in 2006. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial and printing markets throughout Asia, Europe, North America and South America. Novelis is a subsidiary of Hindalco Industries Limited, Asia’s largest integrated producer of aluminum and a leading copper producer. Hindalco is the flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information on Novelis, please visit www.novelis.com.
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. We caution that, by their nature, forward-looking statements involve risk and uncertainty. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended December 31, 2006, as amended and filed with the U.S. Securities and Exchange Commission, and are specifically incorporated by reference into this news release.
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Media Contact:	Investor Contact :
Charles Belbin	Robert M. Patterson
+1-404-814-4260 (office)	+1-404-814-4295 (office)
charles.belbin@novelis.com	bob.patterson@novelis.com

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